  Exhibit 10.1

NEW EMPLOYMENT AGREEMENT

RECITALS:

A. Sphere 3D Corp., an Ontario corporation (the "Employer") and Patricia Trompeter (the "Executive") entered into an employment agreement (the "Original Employment Agreement") dated April 8, 2022 (the "Original Date").

B. The Employer and the Executive have agreed that it is desirable that they replace the Original Employment Agreement to address certain changes to the Executive's role and responsibility and to enter into this Agreement to provide for the new terms and conditions of the Employee's employment with the Employer effective as the date of execution by the Employee on the signature page hereto (the "Effective Date"), subject to execution and delivery of this Agreement by both parties.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the payment by Employer of $100.00 and the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency whereof are hereby acknowledged), the parties covenant and agree with each other as follows:

1. Replacement. The Original Employment Agreement is hereby replaced effective as of the Effective Date.

2. Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

3. Duties. The Executive shall serve the Employer as its Chief Executive Officer. In such capacity, Executive will report to the Board of Directors of the Employer (the "Board") and shall have the customary powers, responsibilities and authorities of a Chief Executive Officer, and as are assigned by the Board.

4. Term. The Executive shall continue to be employed for an indefinite term, subject to the provisions hereunder.

5 Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a) Base Salary. During the term of this Agreement, for all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a starting base salary at the annual rate of USD$450,000 ("Base Salary").  The Base Salary shall be reviewed annually and increased as needed to ensure the level is marketable and performance is recognized appropriately, with the first salary review to be effective as of January 31, 2025. The Base Salary shall be payable in periodic installments in accordance with the Employer's usual practice for its senior executives.

(b) Annual Bonus. In addition to her Base Salary, Executive shall be eligible to receive an annual discretionary target bonus up to 150% of the Employee's Base Salary, as determined by the Board (the "Bonus"), based on performance criteria determined by the Board in its sole discretion, which shall be reasonably formulated in consultation with the Executive based on the objectives and operational state of the business. The CEO and the Board shall develop and document in writing the performance criteria for the payment of the Bonus by March 31st of each performance year. In addition, the Board may, in its sole discretion, issue the Employee additional restricted stock units and/or options of the Employer ("RSUs") based upon the achievement of certain performance and financial thresholds as determined by the Board in consultation with the Executive, and communicated to the Executive by March 31st of each performance year.  In the absence of the Board's communication to the Executive of the performance criteria for the Bonus or RSUs by March 31st of a performance year, subject to any extensions agreed amongst the Employee and the Executive, it shall be assumed at year-end that the Executive is entitled to the target Bonus and RSUs.

(c) Regular Benefits. The Executive shall be entitled to health insurance benefits from Employer (fully paid for by the Employer) at the same level as provided prior to the Effective Date, and shall also be entitled to participate in any employee benefit plans, life insurance plans, disability income plans, retirement plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for any of its executive management employees. Participation in any Employer benefit plan shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board, or any administrative or other committee provided for in or contemplated by any such plan. Except with respect to the aforementioned health insurance benefits, nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time. In the event that Employer does not have an established

U.S. health insurance plan for Employer's employees, then Employer shall reimburse Executive for the cost of obtaining health insurance at the same level as Executive's health insurance plan in effect as of the Effective Date until such time as a company health plan is established, subject to a maximum reimbursement to the Executive of $25,000 per annum.

(d) Vacation. The Executive shall be entitled to four weeks paid time off per year, such vacation leave will be taken in accordance with the Employer's standard employee vacation policy, and at such time or times as will not unreasonably hinder or interfere with the Employer's business or operations.

(e) Taxation of Payments and Benefits. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any legally required payments or benefits or for any legally required deduction or withholding from any payment or benefit.

(f) Expenses. The Employer shall reimburse the Executive for all reasonable and necessary business-related out-of-pocket expenses incurred or paid by the Executive in performing her duties under this Agreement and that are consistent with applicable policies of the Employer. The Employer shall also reimburse the Executive for all reasonable professional organization membership fees that are consistent with the Executive's professional accreditations or are otherwise required to fulfill the Executive's duties for the Employer. All payments for reimbursement of such expenses shall be made upon presentation by the Executive of expense statements or vouchers and such other supporting information as the Employer may from time-to-time reasonably request.

(g) Equity Issuance.  Upon execution of this Agreement, Employee shall be granted a one-time issuance of 1,000,000 RSUs on January 15, 2024 which shall vest as follows: (A) 25% on January 15, 2024, and (B) the remaining RSUs shall vest at the end of each calendar quarter thereafter over a period of eight quarters, being 9.375% of the initial issuance (i.e., 93,750 RSUs each quarter), with the first vesting to occur on March 31, 2024.

Section 8 below addresses the methodology for vesting RSUs and options issued to the Executive on a Change of Control (defined below in Section 8).

(h) Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement.

(i) Increase of D&O Limits. The Employer undertakes to perform a review of its Director and Officer Liability coverage on a periodic basis and increase coverage under such policy as deemed appropriate by the Board.  In the event of a Change of Control or termination of the employee (to the extent not already covered in the existing policy), the Employer shall covenant and agree to purchase a two year "tail option" for Executive which addresses the statute of limitations.

6. Extent of Service.

(a) During the Executive's employment under this Agreement, the Executive shall devote the Executive's full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer's interests and to the discharge of the Executive's duties and responsibilities under this Agreement. After the sixtieth (60) calendar day following the date of this Agreement, the Executive shall not engage in any other business activity, except as may be approved by the Board, such approval not to be unreasonably withheld; provided, that nothing in this Agreement shall be construed as preventing the Executive from:

(i) investing the Executive's assets in any company or other entity in a manner not prohibited by Section 9(d) and in such form or manner as shall not require any material activities on the Executive's part in connection with the operations or affairs of the companies or other entities in which such investments are made; and

(ii) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive's ability to fulfill the Executive's duties and responsibilities under this Agreement.

(iii) participating or sitting on the Boards of other companies, provided that Executive shall notify the Board and seek the Board's approval, which approval shall not be unreasonably held, and such involvement does not detract from the Executive fulfilling her responsibilities to the Employer under this Agreement.

(b) The Executive shall cooperate with the Employer in the event the Employer wishes to obtain key-man insurance on the Executive. Such cooperation shall include, but not be limited to, taking any physical examinations that may be requested by the insurance company.

7. Termination and Termination Benefits.

(a) Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and unvested benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive's employment under this Agreement. Save and except for a Change of Control (as defined below) event, in the event of termination of the Executive's employment by the Employer without Cause (as defined below) or by the Executive for Good Reason (as defined below) or as a result of a material breach by the Employer of any of the Employer's obligations under this Agreement, or any other agreement to which the Executive and the Employer are now or hereafter parties, the Employer shall provide to the Executive the following termination benefits ("Termination Benefits"):

(i) continued payment of the Executive's base salary and target Bonus at the rate and schedule then in effect pursuant to Section 5(a) for the period from the date of termination until the date that is eighteen (18) months after the date of termination,

(ii) if Executive is participating in the Employer's health insurance plan on the date of termination, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as "COBRA"), with the Employer paying the entire cost of the regular premium for such benefits for twelve (12) months after the date of termination; (with an additional month of Employer's payment of COBRA premiums to be added for every completed year of service to Employer as Chief Executive Officer to be calculated from the Original Date); or if no Employer's health insurance plan exists, continuation of reimbursement of Employee's costs for the aforementioned benefit for a period of twelve (12) months, subject to a maximum reimbursement to the Executive of $25,000; and

(iii) if Executive is participating in the Employer's life insurance and short term and long term disability insurance plans on the date of termination, continuation of those benefits at the Employer's expense, for the period from the date of termination until the date that is twelve (12) months after the date of termination (with an additional month of continued benefits at Employer's expense to be added for every completed year of service to Employer as Chief Executive Officer to be calculated from the Original Date).

Any payment(s) made to the Executive shall be conditional upon the execution and delivery by the Executive of a full and final release of claims in favor of the Employer, in form and substance acceptable to the Employer, of which $100.00 of the Termination Benefits shall be ascribed as value for the delivery of such release.

Notwithstanding the foregoing, nothing in this Section 7(a) shall be construed to affect the Executive's right to receive COBRA continuation entirely at the Executive's own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive's right to cost sharing under Section 7(a)(ii) ceases.

For purposes of this Agreement, the term "Cause" shall mean:

(i) materially dishonest or fraudulent statements or acts of the Executive with respect to the Employer or any affiliate of the Employer;

(ii) the Executive's conviction of, or entry of a plea of guilty or nolo contendere for, (A) a felony or (B) any misdemeanor (excluding minor traffic violations) involving moral turpitude, deceit, dishonesty or fraud;

(iii) willful misconduct of the Executive or the failure of the Executive without justification, within ten (10) days after receipt by the Executive of written notice from the Board, to comply with reasonable specific written instructions of the Board for other specific action or specific omission to act that in each case may adversely affect the Employer's business or operations; or

(iv) material breach by the Executive of any of the Executive's obligations under this Agreement, or any other agreement to which Executive and Employer are now or hereafter parties, provided that Employer has given written notice to Executive of such asserted material breach and Executive has failed to cure such breach within ten (10) days of such notice.

For purposes of this agreement, "Good Reason" shall mean:

(i) a material breach by Employer of this Agreement; and/or

(ii) a diminution in Executive's title, compensation, or responsibilities.

(b) Disability. If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions under this Agreement with reasonable accommodation ("Disability"), the Board may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer during the period of such disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive's full Base Salary and target Bonus and benefits under Section 5 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to twelve (12) months. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions with reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by Executive's physician and at the Board's discretion, verified by a physician selected by the Employer to whom the Executive or the Executive's guardian has no reasonable objection as to whether the Executive is so disabled and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Employer's determination of such issue shall be binding on the Executive. Nothing in this Section 7(b) shall be construed to waive the Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Death. Upon the death of the Executive, the Executive shall receive no payments other than accrued and unpaid wages and bonuses, vacation pay, vested equity awards and RSUs, and any other amounts to which the Executive may then be entitled under the Agreement to the effective date of termination, which for greater certainty, shall include a pro-rated portion of Executive's target Bonus for the current year of service to calculated to the date of death, together with any unpaid prior year bonuses (which as of the date hereof, only the Executive's 2022 deferred bonus in the amount of $350,000 that is outstanding and unpaid).  In addition, if any unvested RSUs or other equity grants would become vested within 30 days following the date of death, such RSUs and other equity grants will be deemed vested as of the day immediately prior to the date of death.  All such amounts will be paid to Executive's estate.

8. Change of Control. Upon (a) the occurrence of a Change of Control, or (b) if the Change of Control occurs withing eight (8) months after the termination of Executive's employment by (i) the Employer without Cause, (ii) by the Executive for Good Reason, or (iii) upon the occurrence of the Employee's Disability or Death, in each case as defined above:

(a) The Executive shall be entitled to receive payment by way of lump sum, payable within 30 days of the date of such Change of Control, the following salary and bonus payments based on the Transaction Value (as defined below):

Transaction Value	<$20MM to $40MM	>$40MM to $65MM	>$65MM
Base Multiple	1.5 times	1.75 times	2 times
Multiple of Bonus	1.5 times	1.75 times	2 times

By way of example, if the Transaction Value on a Change of Control is equal to $30,000,000, then the Executive would be entitled to receive 150% of Base Salary and 150% of target Bonus, less any statutory withholdings or deductions pursuant to Section 8(b).

(b) Any amounts paid or payable to the Executive (i) pursuant to Section 7(a)(i) in the event the Employer is terminated without Cause or by Executive for Good Reason, or (ii) pursuant to 7(b) in the event of Disability, shall be deducted from the amounts due and payable pursuant to Section 8(a).  For greater clarity and by way of example, if the Executive has been terminated or ceased to be employed by the Employer for one of the above-noted reasons and a Change of Control then occurs after seven (7) months from such date, the Executive would be entitled to receive the Change of Control payments set forth in Section 8(a) (based on the above sliding scale) less any payments the Executive had prior received by the Employer (if any) for any severance paid during such previous seven (7) month period.

(c) The RSUs and options previously granted to the Executive shall vest based on the tiered schedule below.  Such vested RSUs or options below shall be deemed to occur one day prior to the Change of Control. All such vested options shall be governed by and be exercisable in accordance with the terms of the Plan.  All remaining unvested RSUs and options held by the Executive would be terminated.

Transaction Value	<$20MM to $40MM	>$40MM to $65MM	>$65MM
RSU and Option Vesting	25% unvested RSUs and Options vest	75% unvested RSUs and Options vest	100% unvested RSUs and Options vest

By way of example, if the Transaction Value on a Change of Control is equal to $30,000,000, then 25% of all RSUs and options held by the Executive that have not previously vested as of the date of closing of the Change of Control transaction would immediately vest and be exercisable and the remaining unvested RSUs and options held by the Executive would be terminated.

(d) Any payment(s) made to the Executive pursuant to this Section 8 shall be conditional upon the execution and delivery by the Executive of a full and final release in favor of the Employer, in form and substance acceptable to the Employer, of which $100.00 of such payment made hereunder shall be ascribed as value for the delivery of such release.

(e) For purposes hereof:

(i) "Change of Control" shall mean the occurrence after the date hereof of any of (a) acquisition by an individual or legal entity or "group" (as described in Rule 13d- 5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of Employer, by contract or otherwise) of in excess of 50% of the voting securities of Employer, (b) Employer merges into or consolidates with any other person or entity, or any person or entity merges into or consolidates with Employer and, after giving effect to such transaction, the stockholders of Employer immediately prior to such transaction own less than 50% of the aggregate voting power of Employer or the successor entity of such transaction, (c) Employer sells or transfers all or substantially all of its assets to another person or entity and the stockholders of Employer immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, or (d) the execution by Employer of an agreement to which Employer is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (c) above.

(ii) "Transaction Value" means the total purchase price paid on the closing date for either (1) all of the equity of the Employer or (2) all or substantially all of the assets of the Employer, in each case as determined in good faith by the Board.

9. Confidential Information, Noncompetition and Cooperation.

(a) Confidential Information. As used in this Agreement, "Confidential Information" means information belonging to the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer. Confidential Information includes, without limitation, financial information, reports and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been developed for the Employer, or discussed or considered by the management of the Employer and that have specific application to the Employer. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive's employment. Confidential Information also includes the confidential information of others with which the Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include the following: information in the public domain, including general market or industry knowledge, unless due to breach of the Executive's duties under Section 9(b); any of the items listed in this Section 9 that were developed, possessed or created by the Executive prior to the date of this Agreement; or any designs, inventions and other intellectual property conceptualized by the Executive during the period she is employed by the Employer but which are not directly related to the Employer's business operations.

(b) Confidentiality. The Executive understands and agrees that the Executive's employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information. At all times, both during the Executive's employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the prior written consent of the Employer, except as may be necessary in the ordinary course of performing the Executive's duties to the Employer.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Employer. The Executive will return to the Employer all such materials and property as and when requested by the Employer. In any event, the Executive will return all such materials and property immediately upon termination of the Executive's employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination. Notwithstanding the foregoing, the Executive may retain after the termination of her employment with the Employer copies of her personal notes, diaries, journals, correspondence, expense accounts, communication logs, business cards, contact lists, and other similar materials maintained by the Executive.

(d) Noncompetition and Non-solicitation. Without the prior written consent of the Board, during the period that the Executive is employed by Employer and, in the event the Executive terminates her employment with the Employer for any reason other than as a result of a material breach by the Employer of any of the Employer's obligations under this Agreement, or any other agreement to which the Executive and the Employer are now or hereafter parties, for six

(6) months thereafter, the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined), provided that this provision shall not prevent Executive from serving as a board member of another company that is not a Competing Business, without the prior written consent of the Board. Without the prior written consent of the Board, during the period that the Executive is employed by the Employer and, (x) in the event of the termination of the Executive's employment by the Employer with Cause or (y) in the event the Executive terminates her employment with the Employer for any reason other than for Good Reason or as a result of a material breach by the Employer of any of the Employer's obligations under this Agreement, or any other agreement to which the Executive and the Employer are now or hereafter parties, for twelve (12) months thereafter, the Executive will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer, and also will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer. The Executive understands that the restrictions set forth in this Section 9(d) are intended to protect the Employer's interest in their Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

For purposes of this Agreement, the term "Competing Business" shall mean any business that provides or intends to provide the same or similar services as those provided by the Employer or any of its subsidiaries in any geographic area then served by Employer (which for this purpose only shall be defined as being within 30 miles of any office or data center currently used or operated by the Employer or any subsidiary of the Employer) and/or the Employer or any of their subsidiaries. Notwithstanding the foregoing, the Executive may own up to two percent (2%) of the outstanding stock of a publicly-held corporation.

(e) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive's use or disclosure of information or the Executive's engagement in any business. The Executive represents to the Employer that the Executive's execution of this Agreement, the Executive's employment with the Employer and the performance of the Executive's proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive's work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f) Litigation and Regulatory Cooperation. During and after the Executive's employment, the Executive shall reasonably cooperate with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive's reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Executive's employment, the Executive also shall reasonably cooperate with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this Section 9(f) and shall pay the Executive for her time at her annual salary rate in effect at the time of the termination of her employment.

(g) Developments. Executive will make full and prompt disclosure to the Employer of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship (collectively "Developments"), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by Executive (alone or jointly with others) or under Executive's direction during the period of her employment and that pertain directly to the Employer's business operations. Executive acknowledges that all work performed by Executive for Employer hereunder is on a "work for hire" basis, and Executive hereby assigns and transfers, and will assign and transfer, to the Employer and its successors and assigns all of Executive's right, title and interest, including, but not limited to, all patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions, in and to all Developments that (a) relate to the business of the Employer or any of the products or services of the Employer; (b) result from tasks assigned to Executive by the Employer; or (c) result from the use of personal property (whether tangible or intangible) owned, leased or contracted for by the Employer.

(h) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 9, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 10 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach.

10. Indemnification. Employer agrees to indemnify and hold harmless Executive to the fullest extent permitted by New York law (including, but not limited to, indemnification for reasonable attorneys' fees and related expenses, including advancement of such fees and expenses as incurred) with respect to any future legal action, investigation, or other matter which in Executive's reasonable good faith belief requires independent counsel, related to acts taken by Executive during the course of Executive's employment.

11. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum, form or location agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in New York, New York in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The cost of such arbitration shall be borne by Employer. In the event that any person or entity other than the Executive or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 11 shall be specifically enforceable. Notwithstanding the foregoing, this Section 11 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided, that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 11.

12. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 11 of this Agreement, the parties hereby consent to the jurisdiction of the courts of the State of New York. Accordingly, with respect to any such court action, the Employer and Executive (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

13. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

14. Assignment; Successors and Assigns, etc. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, that the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

15. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer, or in the case of the Employer, at its principal executive offices, Attn: Chairman of the Board and a duplicate copy by email at its last known email address, with a copy (which shall not constitute notice) to Meretsky Law Firm, 121 King Street West, Suite 2150, Toronto, Ontario M5P 1M8 Attention: Jason Meretsky, Esq., and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

19. Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of the State of New York, without giving effect to the conflict of laws principles of such State.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

21. Sarbanes-Oxley Act of 2002.

(a) In the event the Executive is the subject of an investigation (whether criminal, civil, or administrative) involving possible violations of the United States federal securities laws by the Executive, the Board may, in its sole discretion, direct the Employer to withhold any and all payments to the Executive (whether compensation or otherwise) which would have otherwise been made pursuant to this Agreement or otherwise would have been paid or payable by the Employer, which the Board believes, in its sole discretion, may or could be considered an "extraordinary payment" and therefore at risk and potentially subject to, the provisions of Section 1103 of the Sarbanes-Oxley Act of 2002 ("SOX") (including, but not limited to, any severance payments made to the Executive upon termination of employment). The withholding of any payment shall be until such time as the investigation is concluded, without charges having been brought or until the successful conclusion of any legal proceedings brought in connection with such amounts as directed by the Board to be withheld with or without the accruing of interest (and if with interest the rate thereof). Except by an admission of wrongdoing or the final adjudication by a court or administrative agency finding the Executive liable for or guilty of violating any of the federal securities laws, rules or regulations, the Board shall pay to the Executive such compensation or other payments. Notwithstanding the exclusion caused by the first clause of the prior sentence, the Executive shall receive such payments if provided for by a court or other administrative order.

(b) In the event that the Employer restates any financial statements which have been contained in reports or registration statements filed with the Securities and Exchange Commission ("SEC"), and the restatement of the prior financial statements is as the result of material noncompliance with any financial reporting requirement under the securities laws, except with respect to restatements due to (i) changes in accounting laws or business issues not within Executive's control, (ii) lawsuits filed or threatened against the Employer, or (iii) issues predating April 5, 2022 when Executive became Chief Executive Officer, the Executive hereby acknowledges that the Employer shall recover from the Executive (x) incentive based compensation (including stock options) awarded during the three year period preceding the date on which the Employer is required to prepare the restatement (y) in excess of what would have been paid the Executive under the restatement. Any rules passed by the SEC under Section 10D of the Securities Exchange Act of 1934 (added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) shall be incorporated in this Agreement to the extent applicable. The Executive agrees to reimburse the Employer for any bonuses received and/or profits realized from the sale of the Employer's securities (including the cash received from exercise of any options (or other awards of stock rights) during the 12-month period following the first public issuance or filing with the SEC of the report or registration statement (whichever comes first) containing the financial information required to be restated. Provided, however, this Section shall not impose any liability on the Executive beyond any liability that is imposed under Section 304 of SOX.

(c) Notwithstanding the last sentence of Section 21(b), if the Employer's common stock is listed on a national securities exchange and such exchange adopts rules requiring clawbacks beyond what Section 304 of SOX requires, such rules shall be incorporated in this Agreement to the extent applicable and the Executive shall comply with such rules, including but not limited to executing any amendment to this Agreement.

22. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code ("Section 409A"), and the parties hereby agree to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A. In case any one or more provisions of this Agreement fails to comply with the provisions of Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement. The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Agreement to fail to comply with Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement. In no event whatsoever shall Employer be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A. A termination of your employment hereunder shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit constituting "deferred compensation" under Section 409A upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." In the event that any payment or benefit made hereunder or under any compensation plan, program or arrangement of the Employer would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Section 409A and, at the time of your "separation from service" you are a "specified employee" within the meaning of Section 409A, then any such payments or benefits shall be delayed until the six-month anniversary of the date of your "separation from service." Each payment made under this Agreement shall be designated as a "separate payment" within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense or pay such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year. In the event that any payment(s) from the Employer to you is conditioned upon your execution and non-revocation of a general release of claims in favor of the Employer, and the period you have to sign and/or revoke such release spans two calendar years, the Employer will pay (or begin paying you, as applicable) such payment(s) as soon as possible but in no event earlier than the beginning of such second calendar year.

[Signature page to follow]

IN WITNESS WHEREOF, this Agreement has been executed by the Employer and by the Executive as of the Effective Date.

SPHERE 3D CORP.

By:	/s/ Duncan McEwan
Duncan McEwan
Chairman of the Board

By:	/s/ Sue Harnett
Sue Harnett
Chairperson of the Compensation Committee

EXECUTIVE:

/s/ Patricia Trompeter
Patricia Trompeter

January 15, 2024
Date: